Exhibit 99.1
Vanda Pharmaceuticals Announces Expiration of Hart-Scott-Rodino Waiting
Period for Exclusive License of Fanapt™
ROCKVILLE, MD — December 1, 2009 — Vanda Pharmaceuticals Inc. (Nasdaq: VNDA) announced today that the waiting period has expired under the Hart-Scott-Rodino (HSR) Antitrust Improvements Act of 1976 with respect to Vanda’s agreement, dated October 12, 2009, with Novartis Pharma AG, and that the agreement is now effective. Expiration of the waiting period, and the resulting effectiveness of the agreement, triggers an upfront payment to Vanda of $200 million.
Pursuant to the agreement, Novartis will have exclusive commercialization rights to Fanapt™ in the U.S. and Canada. Novartis will be responsible for the further clinical development activities in these territories, including the development and commercialization of a long-acting injectable (or depot) formulation of Fanapt™. Vanda will retain rights to commercialize Fanapt™ oral and depot formulations outside the U.S. and Canada, but Novartis has the option to enter into discussions with Vanda to co-commercialize Fanapt™ or receive sales royalties outside the U.S. and Canada.
About Vanda
Vanda Pharmaceuticals Inc. is a biopharmaceutical company focused on the development and commercialization of clinical-stage products for central nervous system disorders. For more on Vanda, please visit http://www.vandapharma.com.
CONTACT:
Investors
Stephanie R. Irish
+1-240-599-4500
stephanie.irish@vandapharma.com or
Media
Cristina Murphy
+1-240-599-4500
cristina.murphy@vandapharma.com
both of Vanda Pharmaceuticals Inc.